Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 12, 2019	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Record Full Year 2018 Earnings

With Strong and Consistent Cash Flow

Full Year 2018 and Fourth Quarter Highlights

•                 2018 net income of $650 million compared to $741 million in the prior year; 2018 diluted earnings per share of $1.39 compared to $2.61 in the prior year.

•                 2018 adjusted net income of $808 million compared to $604 million in the prior year; 2018 adjusted diluted earnings per share of $3.34 compared to $2.48 in the prior year.

•                 2018 adjusted EBITDA of $1,469 million compared to $1,259 million in the prior year.

•                 Fourth quarter net loss of $315 million compared to net income of $287 million in the prior year period; Fourth quarter diluted loss per share of $1.43 compared to diluted earnings per share of $1.00 in the prior year period.

•                 Fourth quarter adjusted net income of $123 million compared to $186 million in the prior year period; Fourth quarter adjusted diluted earnings per share of $0.52 compared to $0.76 in the prior year period.

•                 Fourth quarter adjusted EBITDA of $275 million compared to $360 million in the prior year period.

•                 2018 net cash provided by operating activities was $963 million. Free cash flow generation was $651 million.

•                 Balance sheet remains strong with a net leverage of 1.3x.

•                 2018 share repurchases of approximately 10.4 million shares for approximately $276 million.

	Three months ended December 31,		Twelve months ended December 31,
In millions, except per share amounts	2018	2017	2018	2017
Revenues	$2,236	$2,203	$9,379	$8,358
Net (loss) income	$(315)	$287	$650	$741
Adjusted net income(1)	$123	$186	$808	$604
Diluted (loss) income per share	$(1.43)	$1.00	$1.39	$2.61
Adjusted diluted income per share(1)	$0.52	$0.76	$3.34	$2.48
Adjusted EBITDA(1)	$275	$360	$1,469	$1,259
Net cash provided by operating activities from continuing operations	$329	$304	$963	$842
Free cash flow(2)	$195	$190	$651	$594

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2018 results with revenues of $2,236 million, net loss of $315 million, adjusted net income of $123 million and adjusted EBITDA of $275 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“2018 was another successful year for Huntsman as we reported record earnings and consistent robust free cash flow.  We continued to expand in our downstream and differentiated businesses both through internal investments and bolt-on acquisitions. We reinforced our investment grade level balance sheet by entering into an expanded $1.2 billion senior unsecured revolver, and we remain well within investment grade metrics with a 1.3x net leverage ratio.  We also significantly enhanced our capital return to shareholders this past year by increasing our regular quarterly dividend by 30% and repurchasing over 10 million shares for approximately $276 million.

“In spite of strong customer destocking brought about by seasonal slowness, falling crude prices and economic uncertainties, our results reflect one of our strongest fourth quarters in our history. We will continue to globalize recent investments, focus on our higher growth markets, and expand on our downstream businesses. We will also continue to make key investments to support our core long-term growth, such as building a new MDI splitter at our Geismar, Louisiana facility to support differentiated downstream growth, make additional bolt-on acquisitions as appropriate, and continue a balanced opportunistic approach to share buy-backs. 2019 will be another year of strong free cash flow generation and growth in our downstream businesses.”

Segment Analysis for 4Q18 Compared to 4Q17

Polyurethanes

The decrease in revenue in our Polyurethanes segment for the three months ended December 31, 2018 compared to the same period in 2017 was primarily due to lower MDI average selling prices partially offset by higher sales volumes.  MDI average selling prices decreased primarily due to a decline in component MDI selling prices in China and Europe.  MDI sales volumes increased due to the start-up of our new Chinese MDI facility in 2018 and the acquisition of Demilec, a North American polyurethane spray foam company, in April 2018. The decrease in adjusted EBITDA was primarily due to lower MDI margins driven by pricing, partially offset with higher sales volumes.

Performance Products

Revenues in our Performance Products segment for the three months ended December 31, 2018 compared to the same period in 2017 were higher as a result of higher sales volumes and higher average selling prices. Sales volumes increased largely due to a planned maintenance turnaround and unplanned weather-related outages at our Port Neches site during 2017. Average selling prices increased primarily due to stronger market conditions across several of our derivatives businesses and in response to higher raw material costs. The increase in adjusted EBITDA was due to the impact of the outages during 2017 and higher margins.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended December 31, 2018 compared to the same period in 2017 was primarily due to higher average selling prices. Average selling prices increased in response to higher raw material costs, partially offset by the impact of a stronger U.S. dollar against major international currencies. Overall sales volumes remained flat, as sales volumes increased in our commodity business, offset by lower sales volumes in our specialty markets. Segment adjusted EBITDA primarily decreased due to higher fixed costs and unfavorable currency exchange results.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended December 31, 2018 compared to the same period in 2017 was primarily due to higher average selling prices, partially offset by lower sales volume and the impact of a stronger U.S. dollar against major international currencies.  Average selling prices increased somewhat in response to higher raw material costs.  Sales volumes decreased across most regions.  The increase in adjusted EBITDA was primarily due to higher average selling prices, partially offset by higher raw material costs and lower sales volumes.

Corporate, LIFO and other

For the three months ended December 31, 2018, segment adjusted EBITDA from Corporate and other for Huntsman Corporation decreased $12 million to a loss of $41 million from a loss of $53 million in the same period in 2017, primarily due to lower fixed costs and a decrease in LIFO inventory reserves.

Liquidity, Capital Resources and Outstanding Debt

During the three months ended December 31, 2018 we generated free cash flow of $195 million compared to $190 million in the prior year period. As of December 31, 2018, we had $1,525 million of combined cash and unused borrowing capacity.

During the three months ended December 31, 2018, we spent $133 million on capital expenditures compared to $123 million in the same period of 2017. We spent $313 million in capital expenditures in 2018. In 2019, we expect to spend approximately $390 million on capital expenditures, including approximately $50 million for the construction of a new MDI splitting unit in Geismar, Louisiana.

Through the end of the fourth quarter 2018 we have spent approximately $276 million to repurchase approximately 10.4 million shares, including approximately $101 million spent to acquire approximately 4.5 million shares within the fourth quarter.  As of the end of the fourth quarter 2018, we have approximately $724 million remaining on our existing $1 billion multiyear share repurchase program.

Income Taxes

During the three months ended December 31, 2018, we recorded income tax expense of $13 million compared to a benefit of $14 million during the same period in 2017.  In the fourth quarter 2018, our adjusted effective tax rate was 18%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Venator

Our former Pigments and Additives segment, now known as Venator, was deconsolidated beginning in December 2018 and we elected the fair value option to account for our equity method investment in Venator.  Huntsman currently owns 49% of Venator’s outstanding shares.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2018 financial results on Tuesday, February 12, 2019 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 713 - 4213
International participants	(617) 213 - 4865
Passcode	485 932 39#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PVAHR743N

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning February 12, 2019 and ending February 19, 2019.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	11329067

Upcoming Conferences

During the first quarter 2019 a member of management is expected to present at:

Alembic Global Deer Valley Conference February 28, 2019 and March 1, 2019

Goldman Sachs Houston Chemical Intensity Days, March 18, 2019

Seaport Global Annual Transports & Industrials Conference, March 20, 2019

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2018	2017	2018	2017

Revenues	$2,236	$2,203	$9,379	$8,358
Cost of goods sold	1,830	1,695	7,354	6,552
Gross profit	406	508	2,025	1,806
Operating expenses	243	236	990	913
Restructuring, impairment and plant closing (credits) costs	(13)	7	(5)	20
Expenses associated with the merger	—	10	2	28
Operating income	176	255	1,038	845
Interest expense	(29)	(31)	(115)	(165)
Equity in income of investment in unconsolidated affiliates	10	9	55	13
Fair value adjustments to Venator investment	(62)	—	(62)	—
Loss on early extinguishment of debt	—	(18)	(3)	(54)
Other income, net	9	1	29	8
Income before income taxes	104	216	942	647
Income tax (expense) benefit	(13)	14	(97)	(64)
Income from continuing operations	91	230	845	583
(Loss) income from discontinued operations, net of tax(3)	(406)	57	(195)	158
Net (loss) income	(315)	287	650	741
Net income attributable to noncontrolling interests, net of tax	(25)	(41)	(313)	(105)
Net (loss) income attributable to Huntsman Corporation	$(340)	$246	$337	$636

Adjusted EBITDA(1)	$275	$360	$1,469	$1,259
Adjusted net income(1)	$123	$186	$808	$604

Basic (loss) income per share	$(1.45)	$1.03	$1.42	$2.67
Diluted (loss) income per share	$(1.43)	$1.00	$1.39	$2.61
Adjusted diluted income per share(1)	$0.52	$0.76	$3.34	$2.48

Common share information:
Basic weighted average shares	235	240	238	238
Diluted weighted average shares	237	245	242	244
Diluted shares for adjusted diluted income per share	237	245	242	244

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2018	2017	(Worse)	2018	2017	(Worse)

Segment Revenues:
Polyurethanes	$1,204	$1,227	(2)%	$5,094	$4,399	16%
Performance Products	560	514	9%	2,355	2,109	12%
Advanced Materials	266	258	3%	1,116	1,040	7%
Textile Effects	193	190	2%	824	776	6%
Corporate and eliminations	13	14	n/m	(10)	34	n/m

Total	$2,236	$2,203	1%	$9,379	$8,358	12%

Segment Adjusted EBITDA(1):
Polyurethanes	$169	$294	(43)%	$946	$850	11%
Performance Products	78	47	66%	367	296	24%
Advanced Materials	48	53	(9)%	225	219	3%
Textile Effects	21	19	11%	101	83	22%
Corporate, LIFO and other	(41)	(53)	23%	(170)	(189)	10%

Total	$275	$360	(24)%	$1,469	$1,259	17%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(7)%	(2)%	0%	7%	(2)%
Performance Products	3%	(1)%	(8)%	15%	9%
Performance Products, adj	6%	(1)%	(3)%	(2)%	0	% (e)
Advanced Materials	6%	(3)%	0%	0%	3%
Textile Effects	15%	(3)%	(4)%	(6)%	2%
Total Company	(2)%	(2)%	(5)%	10%	1%
Total Company, adj	(1)%	(2)%	(1)%	4%	0	% (e)

	Twelve months ended
	December 31, 2018 vs. 2017
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	5%	2%	0%	9%	16%
Polyurethanes, adj	4%	2%	1%	8%	15	% (c)(d)
Performance Products	5%	1%	(3)%	9%	12%
Performance Products, adj	6%	1%	(3)%	1%	5	% (d)(e)(f)
Advanced Materials	4%	2%	0%	1%	7%
Textile Effects	6%	0%	0%	0%	6%
Total Company	4%	1%	(2)%	9%	12%
Total Company, adj	4%	1%	1%	4%	10	% (c)(d)(e)(f)

(a)         Excludes sales from tolling arrangements, by-products and raw materials.

(b)         Excludes sales from by-products and raw materials.

(c)          Pro forma adjusted to exclude the impact 2Q17 Rotterdam planned maintenance and 2Q18 and 3Q18 Rotterdam outages onset by 3rd party constraints.

(d)         Pro forma adjusted to exclude the impact from Hurricane Harvey in 3Q17.

(e)          Pro forma adjusted to exclude the impact from planned maintenance and unplanned weather related and other outages in 4Q17.

(f)           Pro forma adjusted to exclude the impact from planned maintenance in 2Q18.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted (Loss) Income
	EBITDA		(Expense) Benefit		Net (Loss) Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017
Net (loss) income	$(315)	$287			$(315)	$287	$(1.33)	$1.17
Net income attributable to noncontrolling interests	(25)	(41)			(25)	(41)	(0.11)	(0.17)
Net (loss) income attributable to Huntsman Corporation	(340)	246			(340)	246	(1.43)	1.00
Interest expense from continuing operations	29	31
Interest expense from discontinued operations(3)	6	11
Income tax expense (benefit) from continuing operations	13	(14)	$(13)	$14
Income tax (benefit) expense from discontinued operations(3)	(18)	26
Depreciation and amortization from continuing operations	93	84
Depreciation and amortization from discontinued operations(3)	—	—
Acquisition and integration expenses and purchase accounting adjustments	(1)	2	(1)	(1)	(2)	1	(0.01)	—
EBITDA / Loss (income) from discontinued operations, net of tax(3)	418	(94)	N/A	N/A	406	(57)	1.71	(0.23)
Noncontrolling interest of discontinued operations(1)(3)	10	31	N/A	N/A	10	31	0.04	0.13
U.S. tax reform impact on noncontrolling interest	—	(6)	N/A	N/A	—	(6)	—	(0.02)
U.S. tax reform impact on tax expense	N/A	N/A	(17)	(52)	(17)	(52)	(0.07)	(0.21)
Gain on disposition of businesses/assets	—	(1)	—	—	—	(1)	—	—
Fair value adjustments to Venator Investment (a)	62	—	—	—	62	—	0.26	—
Loss on early extinguishment of debt	—	18	—	(7)	—	11	—	0.04
Expenses associated with merger, net of tax	—	10	—	(9)	—	1	—	—
Certain legal and other settlements and related income	(3)	(12)	—	4	(3)	(8)	(0.01)	(0.03)
Net plant incident costs	1	3	—	(2)	1	1	—	—
Amortization of pension and postretirement actuarial losses	18	18	(2)	(5)	16	13	0.07	0.05
Restructuring, impairment and plant closing and transition (credits) costs	(13)	7	3	(1)	(10)	6	(0.04)	0.02
Adjusted(1)	$275	$360	$(30)	$(59)	$123	$186	$0.52	$0.76
Adjusted income tax expense(1)					$30	$59
Net income attributable to noncontrolling interests, net of tax					25	41
Noncontrolling interest of discontinued operations(1)(3)					(10)	(31)
U.S. tax reform impact on noncontrolling interest					—	6
Adjusted pre-tax income(1)					$168	$261
Adjusted effective tax rate(4)					18%	23%
Effective tax rate					13%	(6)%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2018	2017	2018	2017	2018	2017	2018	2017
Net income	$650	$741			$650	$741	$2.69	$3.04
Net income attributable to noncontrolling interests	(313)	(105)			(313)	(105)	(1.30)	(0.43)
Net income attributable to Huntsman Corporation	337	636			337	636	1.39	2.61
Interest expense from continuing operations	115	165
Interest expense from discontinued operations(3)	36	19
Income tax expense from continuing operations	97	64	(97)	(64)
Income tax expense from discontinued operations(3)	34	67
Depreciation and amortization from continuing operations	343	319
Depreciation and amortization from discontinued operations(3)	—	68
Acquisition and integration expenses and purchase accounting adjustments	9	19	(3)	(5)	6	14	0.02	0.06
EBITDA / Loss (income) from discontinued operations, net of tax(3)	125	(312)	N/A	N/A	195	(158)	0.81	(0.65)
Noncontrolling interest of discontinued operations(1)(3)	232	49	N/A	N/A	232	49	0.96	0.20
U.S. tax reform impact on noncontrolling interest	—	(6)	N/A	N/A	—	(6)	—	(0.02)
U.S. tax reform impact on tax expense	N/A	N/A	32	(52)	32	(52)	0.13	(0.21)
Release of significant income tax valuation allowances (b)	N/A	N/A	(119)	—	(119)	—	(0.50)	—
Gain on disposition of businesses/assets	—	(9)	—	—	—	(9)	—	(0.04)
Fair value adjustments to Venator Investment (a)	62	—	—	—	62	—	0.26	—
Loss on early extinguishment of debt	3	54	(1)	(19)	2	35	0.01	0.14
Expenses associated with merger	2	28	—	(10)	2	18	0.01	0.07
Certain legal and other settlements and related expenses (income)	6	(11)	(2)	4	4	(7)	0.02	(0.03)
Net plant incident costs	1	16	—	(6)	1	10	—	0.04
Amortization of pension and postretirement actuarial losses	71	73	(14)	(16)	57	57	0.24	0.23
Restructuring, impairment and plant closing and transition (credits) costs	(4)	20	1	(3)	(3)	17	(0.01)	0.07
Adjusted(1)	$1,469	$1,259	$(203)	$(171)	$808	$604	$3.34	$2.48
Adjusted income tax expense(1)					$203	$171
Net income attributable to noncontrolling interests, net of tax					313	105
Noncontrolling interest of discontinued operations(1)(3)					(232)	(49)
U.S. tax reform impact on noncontrolling interest					—	6
Adjusted pre-tax income(1)					$1,092	$837
Adjusted effective tax rate(4)					19%	20%
Effective tax rate					10%	10%

(a)    Represents the changes in market value in Huntsman’s remaining interesting in Venator.

(b)   During the twelve months ended December 31, 2018, we released $119 million of valuation allowances in Switzerland, the U.K., and Luxembourg.  We eliminated the effect of this significant change in tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe this provides more meaningful information than is provided under GAAP.

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2018	2018	2017

Cash	$340	$446	$481
Accounts and notes receivable, net	1,272	1,394	1,283
Inventories	1,134	1,231	1,073
Other current assets	212	230	262
Current assets held for sale	—	2,916	2,880
Property, plant and equipment, net	3,064	3,004	3,098
Other noncurrent assets	1,931	1,675	1,167
Total assets	$7,953	$10,896	$10,244

Accounts payable	$961	$998	$964
Other current liabilities	554	540	569
Current portion of debt	96	200	40
Current liabilities held for sale	—	1,564	1,692
Long-term debt	2,224	2,277	2,258
Other noncurrent liabilities	1,369	1,353	1,350
Huntsman Corporation stockholders’ equity	2,520	2,958	2,620
Noncontrolling interests in subsidiaries	229	1,006	751
Total liabilities and equity	$7,953	$10,896	$10,244

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
In millions	2018	2018	2017

Debt:
Revolving credit facility	$50	$175	$—
Accounts receivable programs	252	269	180
Senior notes	1,892	1,917	1,927
Variable interest entities	86	94	107
Other debt	40	22	84
Total debt - excluding affiliates	2,320	2,477	2,298
Total cash	340	446	481
Net debt - excluding affiliates(5)	$1,980	$2,031	$1,817

LTM Adjusted EBITDA(1)	$1,469	$1,554	$1,259
LTM Net income	650	1,252	741

Net debt - excluding affiliates / LTM Adjusted EBITDA(1)(5)	1.3x	1.3x	1.4x
Total debt - excluding affiliates / LTM Net income	3.6x	2.0x	3.1x

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2018	2017	2018	2017

Total cash at beginning of period(a)	$697	$637	$719	$425
Net cash provided by operating activities - continuing operations	329	304	963	842
Net cash (used in) provided by operating activities - discontinued operations(3)	(56)	172	244	377
Net cash used in investing activities - continuing operations	(131)	(120)	(677)	(265)
Net cash used in investing activities - discontinued operations(3)	(31)	(110)	(296)	(159)
Net cash used in financing activities	(307)	(170)	(424)	(519)
Effect of exchange rate changes on cash	(7)	6	(35)	18
Deconsolidation of cash, cash equivalents and restricted cash from Venator (a)	(154)	—	(154)	—
Total cash at end of period(a)	$340	$719	$340	$719

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(44)	$(47)	$(117)	$(169)
Cash paid for income taxes	(24)	(45)	(141)	(9)
Cash paid for capital expenditures	(133)	(123)	(313)	(282)
Depreciation and amortization	93	84	343	319
Changes in primary working capital:
Accounts and notes receivable	116	(35)	(13)	(183)
Inventories	84	14	(86)	(104)
Accounts payable	(54)	59	8	154
Total cash received from (used in) primary working capital	$146	$38	$(91)	$(133)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
Free cash flow(2):
Net cash provided by operating activities	$329	$304	$963	$842
Capital expenditures	(133)	(123)	(313)	(282)
All other investing activities, excluding acquisition and disposition activities(b)	2	(1)	2	6
Non-recurring merger costs(c)	—	10	2	28
Proceeds from forward sale of Venator shares(d)	(3)	—	(3)	—
Total free cash flow	$195	$190	$651	$594

Adjusted EBITDA	$275	$360	$1,469	$1,259
Capital expenditures	(133)	(123)	(313)	(282)
Capital reimbursements	4	2	8	3
Interest	(44)	(47)	(117)	(169)
Income taxes	(24)	(45)	(141)	(9)
Primary working capital change	146	38	(91)	(133)
Restructuring	(4)	(10)	(11)	(36)
Pensions	(30)	(26)	(125)	(111)
Maintenance & other	5	41	(28)	72
Total free cash flow(2)	$195	$190	$651	$594

Total free cash flow(2)	$195	$190	$651	$594
/ Adjusted EBITDA	275	360	1,469	1,259
Free cash flow conversion	70.9%	52.8%	44.3%	47.2%

(a)         Includes restricted cash and cash held in discontinued operations until the Deconsolidation of Venator.

(b)         Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

(c)          Represents payments associated with one-time costs of the terminated merger of equals with Clariant.

(d)         Represents payments received from forward sale contract of Venator shares in December 2018.

Footnotes

(1)         We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss).  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.  The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(3)         During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC.  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

(4)         We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)         Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2018 revenues more than $9 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp

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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed under the caption “Risk Factors” in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.